Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/22/2015	Investors: Chris Stent, 630-623-3801
Media: Becca Hary, 630-623-7293
McDONALD'S REPORTS THIRD QUARTER 2015 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the third quarter ended September 30, 2015.
“Consumers have more choices than ever about where to dine, and our operational growth-led turnaround is focused on appealing to customers in the areas that matter most to them - great-tasting, high-quality food, convenience and value,” said McDonald's President and Chief Executive Officer Steve Easterbrook. “I am encouraged by our operating performance for the quarter, with positive comparable sales across all segments, including the U.S., as well as sales recovery in China following the prior year supplier issue. I am confident in the fundamental strength of the McDonald’s System and our ability to drive initiatives that are focused on delivering the greatest benefit for our customers.”
The following third quarter results included a benefit from comparison to the 2014 China supplier issue:

•	Global comparable sales increase of 4.0%, reflecting positive comparable sales in all segments

•	Consolidated revenues decrease of 5% (increase of 7% in constant currencies)

•	Consolidated operating income decrease of 2% (increase of 10% in constant currencies)

•
Diluted earnings per share of $1.40, an increase of 28% (44% in constant currencies), due in part to a benefit from comparison to the prior year's increase in tax reserves related to certain foreign tax matters

In addition, the Company returned $3.1 billion to shareholders through share repurchases and dividends. This brings the year-to-date return to shareholders to $7.1 billion against our targeted return of $8-9 billion in 2015.
In the U.S., third quarter comparable sales increased 0.9%, the segment's first quarterly comparable sales increase in two years. The introduction of the new Premium Buttermilk Crispy Chicken Deluxe sandwich and breakfast, including a return to the classic recipe ingredients for McDonald’s iconic Egg McMuffin, contributed to the segment's performance. U.S. third quarter operating income declined 1% as a result of our incremental investment in wages and benefits for all eligible Company-operated restaurant employees, which is designed to improve restaurant performance and enhance our employer brand. Moving forward, rebuilding customer traffic remains a top priority for the segment.
Comparable sales for the International Lead Markets segment increased 4.6% for the third quarter led by strong performance in Australia, the U.K. and Canada and positive results in Germany. Third quarter operating income decreased 11% (increased 5% in constant currencies). Positive consumer response to multiple menu, service and value initiatives throughout most of the segment contributed to the segment's performance.
In the High Growth Markets segment, third quarter comparable sales increased 8.9%, reflecting very strong comparable sales performance in China and positive performance in most other markets. Operating income increased 39% (68% in constant currencies). Emphasis on value and breakfast during the quarter contributed to China's sales recovery.
Easterbrook concluded, “Third quarter marked an important step in the Company’s global turnaround - the reorganization of our business from a geographically focused structure to business segments that combine markets with similar characteristics and opportunities for growth. As we begin fourth quarter, comparable sales are expected to be positive in all segments. While still in the early stages, we believe our turnaround plan is starting to generate the change needed to reposition McDonald’s as a modern, progressive burger company.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended September 30,				Nine Months Ended September 30,
	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,615.1	$6,987.1	(5)%	7%	$19,071.7	$20,869.1	(9)%	2%
Operating income	2,030.3	2,072.5	(2)	10	5,265.1	6,197.5	(15)	(5)
Net income	1,309.2	1,068.4	23	37	3,323.1	3,660.3	(9)	1
Earnings per share-diluted	$1.40	$1.09	28%	44%	$3.49	$3.69	(5)%	5%
For the quarter and nine months, results benefited from comparison to the prior year's increase in tax reserves related to certain foreign tax matters and the China supplier issue. These items had a negative impact on diluted earnings per share of $0.41 in the third quarter 2014.
For the nine months, results were negatively impacted by approximately $240 million of pre-tax strategic charges incurred during the first half of this year, primarily related to store closing costs, restructuring charges and other asset write-offs as part of the refranchising initiative.
Foreign currency translation had a negative impact of $0.17 and $0.39 on diluted earnings per share for the quarter and nine months, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended September 30, 2015.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. Central Time on October 22, 2015. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time.
On September 18, 2015, the Company provided investors with segment summary financial information and segment historical data in accordance with its new reporting structure for the previously reported years ended December 31, 2010 through 2014 and quarters ended March 31, 2014 through June 30, 2015. A Frequently Asked Questions document addressing certain questions regarding the segment summary financial data will be provided on October 30, 2015 at www.investor.mcdonalds.com.
McDonald’s Corporation will broadcast its upcoming investor meeting live over the Internet on November 10, 2015. For more information on presentation times and links to the live webcast, please access www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations serving nearly 69 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended September 30,	2015	2014	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,282.9	$4,596.2	$(313.3)	(7)%
Revenues from franchised restaurants	2,332.2	2,390.9	(58.7)	(2)

TOTAL REVENUES	6,615.1	6,987.1	(372.0)	(5)

Operating costs and expenses
Company-operated restaurant expenses	3,607.7	3,874.7	(267.0)	(7)
Franchised restaurants—occupancy expenses	416.1	431.2	(15.1)	(3)
Selling, general & administrative expenses	584.0	575.8	8.2	1
Other operating (income) expense, net	(23.0)	32.9	(55.9)	n/m
Total operating costs and expenses	4,584.8	4,914.6	(329.8)	(7)

OPERATING INCOME	2,030.3	2,072.5	(42.2)	(2)

Interest expense	160.9	149.3	11.6	8
Nonoperating (income) expense, net	(9.0)	2.1	(11.1)	n/m

Income before provision for income taxes	1,878.4	1,921.1	(42.7)	(2)
Provision for income taxes	569.2	852.7	(283.5)	(33)

NET INCOME	$1,309.2	$1,068.4	$240.8	23%

EARNINGS PER SHARE-DILUTED	$1.40	$1.09	$0.31	28%

Weighted average shares outstanding-diluted	934.8	983.8	(49.0)	(5)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Nine Months Ended September 30,	2015	2014	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$12,458.1	$13,872.6	$(1,414.5)	(10)%
Revenues from franchised restaurants	6,613.6	6,996.5	(382.9)	(5)

TOTAL REVENUES	19,071.7	20,869.1	(1,797.4)	(9)

Operating costs and expenses
Company-operated restaurant expenses	10,558.3	11,611.6	(1,053.3)	(9)
Franchised restaurants—occupancy expenses	1,230.7	1,275.9	(45.2)	(4)
Selling, general & administrative expenses	1,759.2	1,825.4	(66.2)	(4)
Other operating (income) expense, net	258.4	(41.3)	299.7	n/m
Total operating costs and expenses	13,806.6	14,671.6	(865.0)	(6)

OPERATING INCOME	5,265.1	6,197.5	(932.4)	(15)

Interest expense	457.4	422.7	34.7	8
Nonoperating (income) expense, net	(37.2)	(1.1)	(36.1)	n/m

Income before provision for income taxes	4,844.9	5,775.9	(931.0)	(16)
Provision for income taxes	1,521.8	2,115.6	(593.8)	(28)

NET INCOME	$3,323.1	$3,660.3	$(337.2)	(9)%

EARNINGS PER SHARE-DILUTED	$3.49	$3.69	$(0.20)	(5)%

Weighted average shares outstanding-diluted	952.7	991.1	(38.4)	(4)%
n/m Not meaningful